Exhibit 10.6

Execution Version

STRICTLY CONFIDENTIAL

, 2021

Mr. John D. Williams 8954 Winged Bourne

Charlotte, NC 28210

Re: Second Amended and Restated Employment Agreement Dear John,

We are pleased to confirm the terms of your continued employment with Domtar Corporation, a Delaware corporation (the “Company” or “Domtar”). Your employment with the Company commenced as of January 1, 2009 (your “Start Date”) in accordance with the terms of our letter to you dated September 15, 2008 (the “Prior Letter Agreement”), which Prior Letter Agreement was amended and restated pursuant to that certain Amended and Restated Employment Agreement, dated as of June 25, 2013 (the “Amended and Restated Employment Agreement”). As of the date of the consummation (the “Closing”) of the transactions (the “Transaction”) contemplated by that certain Agreement and Plan of Merger, among the Company, Karta Halten B.V., Pearl Merger Sub Inc., Paper Excellence B.V., and Hervey Investments B.V., dated as of May 10, 2021 (the “Effective Date”), your employment with the Company will continue on the terms set forth herein. This Second Amended and Restated Employment Agreement (this “Agreement”) amends and restates in its entirety the Amended and Restated Employment Agreement as of the Effective Date. If the Closing does not occur, this Agreement shall not become effective and employment shall continue under the terms of the Amended and Restated Employment Agreement.

1.Duties. During the Term (as defined below), you will serve as President and Chief Executive Officer of the Company. Your duties and responsibilities will be consistent with that of the senior-most executive officer of Domtar and be subject to oversight and reporting, as specified by the board of directors or advisors of the Company that will be appointed by the direct and indirect shareholders of Paper Excellence B.V. (the “Board”), or any other office of the Company designated by the Board. During the Term, you will report directly to the Board or its designee and will devote all of your skill, knowledge and full working time solely and exclusively to the conscientious performance of your duties hereunder, other than authorized vacation time and absence for sickness or disability. You agree to devote your full business time to the business and affairs of the Company Group (as hereinafter defined) except for (i) time spent serving on corporate, civic or charitable boards or committees set forth on Exhibit A to this Agreement, (ii) time spent serving on any other corporate, civic or charitable boards or

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Exhibit 10.6

committees provided that such service (individually or in the aggregate) does not materially interfere with the performance of your duties and responsibilities, that service on any corporate board is subject to the prior approval of the Board and that no such activities involve being involved with a competitive organization, and (iii) periods of vacation and sick leave to which you are entitled.

2.Location. During the Term, you shall perform your duties at the Company’s Operations Center in Fort Mill, South Carolina, USA (although from time to time you may be required to travel to other locations to properly fulfill your responsibilities).

3.Term. The term of employment under this Agreement shall be for the period beginning on the Effective Date and ending on June 30, 2023 (the “Term” and such date, the “Term End Date”), subject to termination in accordance with the provisions of Section 12.

4.Base Salary. During the Term, your base salary will be equal to $1,213,800 and will be paid in U.S. dollars (the “Base Salary”), which Base Salary may be increased from time to time by the Board in its sole discretion and shall be reviewed annually by the Board (or in each case by the Human Resources Committee of the Board). Your Base Salary shall be payable at the same time as the Company pays salary to members of the management committee of the Company (the “Management Committee”).

5.Annual Incentive Bonus. During the Term, you will be eligible to participate in the Domtar Corporation Annual Incentive Plan (as amended from time to time and including any successor to such plan, the “Annual Incentive Plan”). Your target annual bonus under the Annual Incentive Plan will be equal to 117% of your Base Salary and your maximum annual bonus under the Annual Incentive Plan will be equal to 200% of your Base Salary. The target annual bonus and maximum annual bonus levels and applicable performance objectives will be established annually by the Board (or the Human Resources Committee of the Board) in consultation with you. Any annual bonus with respect to a particular year will be payable within two and a half months following the end of such year.

6.Long-Term Incentive Bonus. You will be eligible to earn a cash bonus equal to a maximum of $3,175,000 (the “Long-Term Incentive Bonus”), with $1,500,000 subject to a service-based requirement (the “Service-Based LTI”) and $1,675,000 subject to a performance- based requirement (the “Performance-Based LTI”). Your eligibility to earn the Long-Term Incentive Bonus will be in lieu of, and not in addition to, any other payment or benefit you would otherwise be entitled to earn pursuant to any current or future long-term incentive plan sponsored by the Company.

(a)Service-Based LTI. The Service-Based LTI will vest in three installments as follows, subject to your continued employment with the Company through each applicable vesting date: (i) twenty-five percent (25%) of the Service-Based LTI will vest on March 30, 2022; (ii) twenty-five percent (25%) of the Service-Based LTI will vest on March 30, 2023; and

(iii) fifty percent (50%) of the Service-Based LTI will vest on the Term End Date. For the avoidance of doubt, the maximum Service-Based LTI that may be paid to you is equal to

$1,500,000. Except as otherwise provided in Section 12(b), upon your termination of employment for any reason prior to the Term End Date, any unvested portion of the Service-

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Exhibit 10.6

Based LTI will automatically be forfeited on the date of such termination. Any vested portion of the Service-Based LTI will be paid to you in a lump sum in cash within thirty (30) days following the applicable vesting date.

(b)	Performance-Based LTI.

(i)All or a portion of the Performance-Based LTI may become earned based on (A) the Company’s achievement during the Term of any of the six key performance indicators (“Current CEO KPIs”) and (B) your successor as the Chief Executive Officer of the Company (appointed in accordance with the table below, the "Successor CEO") achieving any of the three key performance indicators (“Successor CEO KPIs” and, together with the Current CEO KPIs, the “KPIs”), in each case as outlined on the chart below as established by the Board after consultation with you. The total amount that may be earned with respect to each achieved KPI (an “Earned Amount”) is set forth opposite such KPI on the table below in the column titled “Earned Amount.” The maximum Performance-Based LTI that may be paid to you is equal to

$1,675,000. Any determinations with respect to whether a KPI has been achieved will be determined by the Company in its sole discretion, and with respect to the EBITDA and free cash flow KPI, based on the audited financial statements for the applicable fiscal year, and such decision will be final and binding on you. Except as otherwise provided in Section 12(b), upon your termination of employment for any reason prior to the Term End Date, you will automatically forfeit your eligibility to earn any additional Earned Amounts with respect to the KPIs; provided that any Earned Amounts already accrued as of the date of your termination will be paid to you in accordance with the payment schedule set forth in Section 6(b)(ii).

KPI Type	Key Performance Indicator	Earned Amount
Current CEO KPI	2021 EBITDA vs Plan	$150,000
Current CEO KPI	2022 EBITDA vs Plan	$300,000
Current CEO KPI	2022 Free cash flow vs Plan	$225,000
Current CEO KPI	2023 EBITDA vs Plan	$300,000
Current CEO KPI	2023 Free cash flow vs Plan	$225,000
Current CEO KPI	The Successor CEO’s appointment as the chief executive officer of the Company prior to March 1, 2023; provided that to the extent requested by the Board, you actively assisted with the search for and appointment of the Successor CEO	$300,000
Successor CEO KPI	Successor CEO remains actively employed with the Company through July 30, 2024 (the “2024 Successor CEO KPI”)	$25,000

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Exhibit 10.6

Successor CEO KPI	Successor CEO remains actively employed with the Company through July 30, 2025 (the “2025 Successor CEO KPI”)	$50,000
Successor CEO KPI	Successor CEO remains actively employed with the Company through July 30, 2026 (the “2026 Successor CEO KPI”)	$100,000

(ii)Any Earned Amounts with respect to the Performance-Based LTI will be paid in a lump sum in cash on the dates and in the proportions set forth on the table below.

Payment Date	Earned Amounts Paid
October 30, 2024	One-third (1/3) of the total Earned Amounts in respect of Current CEO KPIs, plus any Earned Amount in respect of the 2024 Successor CEO KPI
October 30, 2025	One-third (1/3) of the total Earned Amounts in respect of Current CEO KPIs, plus any Earned Amount in respect of the 2025 Successor CEO KPI
October 30, 2026	One-third (1/3) of the total Earned Amounts in respect of Current CEO KPIs, plus any Earned Amount in respect of the 2026 Successor CEO KPI

7.Change in Control Bonus. The Company shall pay you a bonus in an aggregate amount equal to $5,270,000 (the “Change in Control Bonus”) in three equal installments on the following dates: (a) the date of the Closing, (b) the one-year anniversary of the Closing, and (c) the Term End Date. Payment of the applicable amount will be made in a lump sum in cash within thirty (30) days following the applicable dates set forth in clauses (a) through (c) of the preceding sentence. Notwithstanding the foregoing, upon your termination of employment for any reason prior to the Term End Date, any unpaid portion of the Change in Control Bonus will be paid as soon as administratively practicable (not more than thirty (30) days) after the date of such termination. Any previously paid amount of the Change in Control Bonus shall be subject to recoupment by the Company, to the extent permitted by applicable law, in the event of your material breach of Section 14.

8.SERP. You shall continue to be eligible to accrue benefits in the DB SERP for Management Committee Members of Domtar (the “DB SERP”) and the DC SERP for Designated Executives of the Company (the “DC SERP”) in accordance with the terms of the DB SERP and DC SERP, respectively.

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Exhibit 10.6

9.Company Plane and Automobile. During the Term, you may use the Company plane for business travel, when necessary, subject to quarterly review by the Human Resources Committee of the Board; provided that you will be required to reimburse the Company in an amount equivalent to a first class commercial fare for any passengers traveling with you on the Company plane for reasons other than business. During the Term, you will be entitled to use the Company plane for personal reasons for up to 36 hours per calendar year during the term of your employment, and hereby acknowledge and agree that you will be solely responsible for any taxes incurred by you with respect to this benefit. Further, during the Term, you may continue to use the automobile leased by the Company and provided to you by the Company as of the date hereof.

10.	Employee Benefits.

(a)During the Term, you will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior U.S.-based employees as in effect from time to time, on the same basis as the Company’s other employees, subject to the terms and provisions of such plans and programs. Detailed information about the benefit plans and about our Human Resources policies and programs has been provided to you. During the Term, you will receive a minimum of four weeks paid vacation per year.

(b)During the Term, you shall also receive additional financial planning and medical benefits on the same basis as, and to the extent that, such benefits are provided to members of the Management Committee.

(c)During the Term, you will be reimbursed by the Company for annual dues for one business, athletic or country club in the Charlotte, North Carolina area.

11.Expenses. During the Term, the Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this Agreement in accordance with the Company’s policies, practices and procedures.

12.	Termination of Employment.

(a)Termination for Cause, Resignation without Good Reason, Other Terminations. Upon a termination of your employment during the Term (i) by the Company for Cause, (ii) by you without Good Reason, (iii) by the Company as a result of a breach by you of your obligations under Sections 13 – 18, inclusive, or of any representation or warranty made by you in this Agreement, or (iv) by the Company as a result of a material breach by you of any other term or condition of this Agreement, you shall be entitled to the Accrued Amounts (and shall be entitled to no other compensation, bonus, payments or benefits). If you resign from your employment without Good Reason, you must provide the Company with six months prior written notice of your termination, or such lesser period as shall be agreed by the Human Resources Committee of the Board (the “Resignation Notice Period”). During the Resignation Notice Period you shall continue to receive your Base Salary and continue to receive the compensation and benefits associated with your employment described generally in this Agreement. The Company may elect in its sole discretion to place you on paid leave and suspend your duties and responsibilities for all or any part of such Resignation Notice Period. During the Resignation

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Exhibit 10.6

Notice Period, you shall not perform services for any other business or employer. During the Resignation Notice Period, the Company may also elect to terminate your employment prior to the termination of the Resignation Notice Period and pay you the outstanding Base Salary for the balance of the Resignation Notice Period in a lump sum, together with any payments under the Annual Incentive Plan and the Service-Based LTI that would have otherwise been become vested or been payable during the Resignation Notice Period, and further provided that any portion of the Performance-Based LTI that would have become an Earned Amount during the remainder of the Resignation Notice Period shall be earned to the extent the KPIs are achieved, which Earned Amounts (if any) shall be payable in a lump sum in cash within thirty (30) days following the date of your termination of employment. Notwithstanding the foregoing, any payment or benefit provided under this Section 12(a) following your Separation from Service that is subject to Section 409A of the Code (as hereinafter defined) will be paid at the same time and in the same manner that the severance allowance or other comparable benefit described in Section 12(b) is required to be paid. If you are terminated by the Company before termination of the Resignation Notice Period and paid your Base Salary as set forth in the preceding two sentences (as applicable), you will not be entitled to any additional payment or other benefits which you otherwise would have accrued or received during the Resignation Notice Period or the remainder of the Resignation Notice Period. Actions taken by the Company pursuant to this Section 12(a) shall not entitle you to any severance or other benefits under Section 12(b) or otherwise.

(b)Termination without Cause, Resignation for Good Reason, Death/Disability, Term End Date. The Company reserves the right to terminate your employment at any time for any reason whatsoever; provided that the Company provides you with six months prior written notice of the termination in the event of a termination without Cause and subject to the provisions of this Section 12. Upon a termination of your employment during the Term (i) automatically as a result of your death or Disability, (ii) by the Company without Cause, or (iii) by you for Good Reason, and, (A) in the case of the payments and benefits set forth in subsections (ii) through (v) of this Section 12(b), subject to your execution, delivery and non-revocation within 21 days after your termination of a general release in a form provided by the Company, and (B) in the case of the payments set forth in subsection (ii) of this Section 12(b), your continued compliance with Section 14, you (or your estate) will receive the following payments and benefits:

(i)	the Accrued Amounts;

(ii)(A) full accelerated vesting of the entire unvested portion of the Service-Based LTI (if any), payable in a lump sum in cash within thirty (30) days following the date of such termination of employment, (B) a portion of any then- unearned Performance-Based LTI with respect to the Current CEO KPI(s) for the fiscal year in which the termination of employment occurs will be deemed an Earned Amount which portion shall be calculated based on the actual achievement of the Current CEO KPI(s) through the end of the calendar year in which such termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in such calendar year prior to the date of such termination of your employment and the denominator of which is the total number of days in such calendar year, and any such Earned Amounts will become payable in accordance with the original payment schedule

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Exhibit 10.6

outlined in Section 6(b)(ii) hereof, and (C) the set dollar amounts related to the Successor CEO KPIs set forth in Section 6(b)(ii) shall remain eligible to be earned subject to the Successor CEO KPIs being achieved;

(iii)(A) the bonus you would have received pursuant to the Annual Incentive Plan for the year in which such termination by the Company occurs if you had continued in employment based on achievement of the applicable performance criteria for such year, multiplied by a fraction, the numerator of which is the number of days in such calendar year prior to the date of such termination of your employment and the denominator of which is the total number of days in such calendar year, and (B) if such termination by the Company occurs after the end of a calendar year, any bonus you otherwise would have received pursuant to the Annual Incentive Plan for such calendar year that has not been paid as of the date of termination, with any payment to which you become entitled under clause (A) or (B) to be made on the date in the following calendar year that bonuses for the relevant calendar year are paid to the members of the Management Committee but in no event later than March 15 of such following calendar year; and

(iv)subject to your election to participate in continued coverage under the Company’s health insurance policies pursuant to COBRA, and payment of the applicable monthly participation premiums, the Company will reimburse you for the excess of your monthly premium payment to maintain COBRA coverage over your monthly premium costs as an active employee, subject, if applicable, to Section 22(c), until the date of 24 months following the date of your termination of employment, or, if earlier, until the date on which coverage from another employer is obtained.

(c)Termination following the Term End Date. Upon a termination of your employment as a result of the Term End Date, subject to your execution, delivery and non- revocation within 21 days after your termination of a general release in a form provided by the Company, you (or your estate) will receive the following payments and benefits:

(i)subject to your election to participate in continued coverage under the Company’s health insurance policies pursuant to COBRA, and payment of the applicable monthly participation premiums, the Company will reimburse you for the excess of your monthly premium payment to maintain COBRA coverage over your monthly premium costs as an active employee, subject, if applicable, to Section 22(c), until the date of 24 months following the date of your termination of employment, or, if earlier, until the date on which coverage from another employer is obtained.

For the avoidance of doubt, in the event of a termination of your employment as a result of the Term End Date, the Performance-Based LTI shall continue to become earned (not prorated) based on achievement of the 2023 Current CEO KPIs and the Successor CEO KPIs and paid to the extent earned per the provisions of Section 6(b) above.

(d)No Other Payments; No Offset. Severance and other benefits provided under this Section 12 includes any pay in lieu of notice and severance pay required by law and, except as expressly provided herein, is in lieu of and not in addition to any severance or other

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Exhibit 10.6

benefits payable under any applicable Domtar severance policy, including the Domtar Severance Program or any future similar arrangement established by Domtar or its affiliates in which you may otherwise be eligible to participate. Further, any benefits payable to you pursuant to this Section 12 will be in full satisfaction of all liabilities to you under this Agreement and with respect to any other claim you may have in conjunction with your termination of employment.

These benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment following your termination of employment with the Company. If you die before the payments, benefits and other consideration have been paid or provided to you under Section 12, such payments, benefits and other consideration shall be paid or provided to your estate or your designated beneficiary, as applicable.

(e)	Definitions. For purposes of this Agreement:

(i)“Accrued Amounts” means (A) any unpaid Base Salary and any other earned but unpaid compensation with respect to the period prior to the effective date of the termination, (B) reimbursement of expenses to which you are entitled, and (C) any other benefits to which you are legally entitled (including, for the avoidance of doubt, any unpaid portion of the Change in Control Bonus, and in the case of your termination of your employment due to retirement or early retirement in accordance with the terms of the DB SERP, such post-retirement payments and benefits as are provided under the plans, policies and programs of the Company in which you participate as of the date of your retirement);

(ii)“Cause” means (A) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (B) your engaging in serious misconduct that is injurious to the Company, (C) your having been convicted of a crime that constitutes an indictable offense under the Canadian Criminal Code or a felony under U.S. law, (D) your willful unauthorized disclosure of Confidential Information or violation of the Confidential Information and Intellectual Property Agreement or (E) your material breach of any provision of this Agreement.

(iii)“Disability” means any circumstance resulting in your incapacity to perform your duties and responsibilities under this Agreement for (A) a continuous period of 120 days, or (B) periods amounting in the aggregate to 180 days within any one period of 365 days. A determination of Disability shall be made and confirmed in writing by a physician or physicians satisfactory to the Company, and you shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties.  Any determination of Disability under this Section 12(e)(iii) is not intended to alter any benefits that any party may be entitled to receive under any long term disability insurance plan carried by either the Company or you with respect to you, which benefits shall be governed solely by the terms of any such insurance plan.

(iv)“Good Reason” means the occurrence of any of the following without your consent (A) a material reduction by the Company in your Base Salary or target annual bonus then in effect; provided that you shall not have a basis to resign for

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Exhibit 10.6

Good Reason if (x) such reduction is part of an across-the-board reduction in base salary rate or target annual incentive opportunity similarly affecting other Management Committee members or (y) no bonus is paid, or the amount of the bonus is reduced as a result of the failure of the executive or the Company to achieve the applicable performance goals; (B) a material diminution in your position, duties or responsibilities, excluding for this purpose (x) a change in title or reporting relationship alone or change in contemplation of the transition of your responsibilities to the Successor CEO, and (y) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

(C) a requirement that you move your principal place of business to a location that is more than 50 miles from your then work location; and (iv) a material breach by the Company of any agreement under which you provide services: in each case, provided that you provide written notice to the Company of the condition giving rise to Good Reason within 90 days of the initial existence of the condition, such condition is not remedied within 30 days of receipt of such notice, and you terminate employment within 30 days following the end of such 30-day cure period.

13.Unauthorized Disclosure. During your employment with the Company and at all times thereafter, except as required pursuant to your good faith exercise of your duties under Section 1 of this Agreement, you will not, except with the express consent of the Board or its authorized representative, disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company or any of its subsidiaries or affiliates or (ii) that the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) may receive belonging to suppliers, customers or others who do business with the Company or any of their respective affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this letter agreement).

You acknowledge and agree that you have signed and are bound by the Company’s form of Confidential Information and Intellectual Property Agreement.

14.Non-Competition. While you are employed, and during the period commencing on the date of your termination of employment and ending (a) 24 months thereafter and (b) in addition, during such longer period during which you are eligible to receive payment under Section 12(b)(ii), up to a maximum of 36 months after the date of your termination of employment, you agree that you shall not, directly or indirectly, engage in business with, serve as an agent or consultant to, become a general partner, member, principal or important stockholder or equity holder (other than a holder of less than 2% of the outstanding voting shares of any publicly held entity) of or become employed in a senior-level management position by, any person, firm or other entity that competes with the Business (as hereinafter defined) of the Company Group in North America or any other location or market in which the Company Group conducts the Business or markets its products, except where (i) the business of such person, firm or other entity that competes with the business of the Company Group is negligible or incidental to the primary business of such firm such that less than 10% of the consolidated revenues of such

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Exhibit 10.6

person, firm or other entity comes from the competing business, (ii) your interest or association with such person, firm or other entity does not and will not in any way relate to the business of the Company Group, and (iii) prior to your commencing any such employment, you certify in writing to the Company that the position satisfies the requirements of clauses (i) and (ii) above and that you have informed such entity of the restrictions on your activities contained in this letter agreement. Whether any such person, firm or entity competes with the Business of the Company Group shall be determined in good faith by the Board. For purposes of this letter agreement, “Business” shall mean the business of designing, manufacturing, marketing and distributing a wide variety of fiber-based products, including communication papers, specialty and packaging papers.

15.Non-Solicitation of Employees. While you are employed, and during the period commencing on the date of your termination of employment and ending 24 months thereafter, you agree that you shall not, directly or indirectly, for your own account or for the account of any other person or entity with which you are or shall become associated in any capacity, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company Group with any person who at any time during the twelve months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for the Company Group, other than any such solicitation or employment during your employment with the Company on behalf of the Company Group, or (ii) induce any employee of the Company Group who is a member of management to engage in any activity which you are prohibited from engaging in under any of Sections 13 – 18, inclusive or to terminate his or her employment with the Company Group. For purposes of this Section 15, the placement of “help wanted” advertisements, postings on internet job sites and searches by employment search companies which are not specifically targeting employees of the Company Group shall not result in a violation of this Section 15.

16.Non-Solicitation of Customers. While you are employed, and during the period commencing on the date of your termination of employment and ending 24 months thereafter , you shall not, directly or indirectly, (i) induce or attempt to induce any customer, distributor, supplier or other business relation of the Company Group to cease doing business with, or reduce the amount of business conducted with, the Company Group or (ii) solicit or otherwise attempt to establish for yourself or any other person, firm or entity anywhere in North America, or in any other location or market in which the Company Group conducts the Business or markets its products, any business relationship of a nature that is competitive with the Business or relationship of any member of the Company Group with any person, firm or corporation which was a customer, client or distributor of any member of the Company Group during the period during which you are employed or during the twelve-month period preceding the date of your termination of employment (and whom you came into contact with or had knowledge of as a result of your employment with the Company), other than any such solicitation for the benefit of the Company Group during your employment with the Company Group.

17.Return of Documents. In the event of the termination of your employment for any reason, you shall deliver to the Company Group all of its property and non-personal documents and data of any nature and in whatever medium pertaining to your employment with the Company Group, and you shall not take with you any such property, documents or data of any

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Exhibit 10.6

description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

18.	Certain Understandings, Injunctive Relief with Respect to Covenants.

(a)You acknowledge and agree that your covenants, obligations and agreements under this letter with respect to noncompetition, nonsolicitation, confidentiality and Company Group property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company Group shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violation of the covenants, obligations or agreements referred to in this Section 18; provided, however, that in the case of a breach of Section 14 during the period set forth in Section 14(b) (i.e., more than 24 months after your termination of employment during which you are eligible to receive payment under Section 12(b)(ii), up to a maximum of 36 months after the date of your termination of employment), the only available remedy shall be forfeiture of any unpaid portion of the payments set forth in Section 12(b)(ii). These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have. You and the Company Group hereby irrevocably submit to the exclusive jurisdiction of the United States Federal and Delaware State courts, in each case located in the State of Delaware, in respect of the injunctive remedies set forth in this Section 18 and the interpretation and enforcement of Sections 13 – 18, inclusive, insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 18, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 18.

(b)You and the Company Group agree that you will have a prominent role in the management of the business, and the development of the goodwill, of the Company Group and will establish and develop relations and contacts with the principal customers and suppliers of the Company Group in Canada, the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company Group.

(c)You acknowledge that (i) in the course of your employment with the Company Group, you will obtain confidential information and trade secrets concerning the worldwide business and operations of the Company Group; (ii) the covenants and restrictions contained in Sections 13 – 18, inclusive, are intended to protect the legitimate interests of the Company Group to protect its goodwill, trade secrets and other confidential information; and

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Exhibit 10.6

(i)you agree to be bound by such covenants and restrictions and to enter into this letter agreement.

19.Indemnification. The Company acknowledges and agrees that it has entered into an Indemnification Agreement with you in the same form as entered into with the directors of the Company.

20.Immigration Matters. To the extent applicable, you will continue to use all reasonable efforts to cooperate with the Company in (i) satisfying all applicable Canadian and

U.S. legal requirements allowing you to legally work in Fort Mill, South Carolina and travel to the Company’s offices in Montreal, Quebec, Canada, (ii) obtaining or renewing a United States work permit and (iii) obtaining or renewing visas and other documentation or approvals necessary for business travel between the United States and Canada.

21.Representations and Warranties; Waiver. You represent and warrant that (1) the representations and warranties you made in the Amended and Restated Employment Agreement were true and correct when made; (2) you are not subject to any agreements or restrictive covenants with any former employer or any other person or entity that (i) prevent your employment with the Company, or (ii) limit your ability to perform for the Company the duties of President and Chief Executive Officer (except to the extent you may be subject to pre-existing confidentiality obligations or prohibited from solicitation of employees for a limited period of time); and (3) no representations were made to you concerning the terms or conditions of your employment except as expressly set out in this letter. You hereby agree that any changes to your employment relationship with the Company in accordance with this Agreement occurring in connection with the Transaction shall not constitute “Good Reason” or any similar concept under this Agreement or any current or future Domtar severance policy, including the Domtar Severance Program. You hereby expressly waive your legal right to claim that “Good Reason” (or a similar concept) has occurred under the terms of this Agreement and any such Domtar severance policy due to any such changes occurring in connection with the Transaction.

22.	Section 409A.

(a)For purposes of this Agreement, “Separation from Service” shall mean a separation from service within the meaning of section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States treasury regulations promulgated thereunder (“Section 409A”).

(b)Notwithstanding anything else contained in this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A (a “Specified Employee”), any payment required to be made to you hereunder or otherwise upon or following the date of termination of your employment that is subject to Section 409A shall be delayed until after the six month anniversary of your Separation from Service to the extent necessary to comply with, and avoid imposition on you of any tax penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the 10 day period following the six month anniversary of your Separation from Service.

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Exhibit 10.6

(c)Notwithstanding anything else contained in this letter agreement to the contrary, in the event that any continued health coverage to which you become entitled under Section 12(b)(iv) or Section 12(c)(i) is subject to Section 409A, such benefits shall be administered as follows:

(i)If you would otherwise be eligible to elect continued health coverage under Section 4980B of the Code (COBRA) (x) if permitted by the applicable plan and applicable law, your coverage under the applicable health insurance policies maintained by the Company will remain in effect until the last day on which you would otherwise be eligible for COBRA coverage if you had elected such coverage and paid the applicable premiums (the “COBRA Period”) and the Company shall reimburse you for the excess of the cost of obtaining comparable health insurance coverage for the portion of the 24 month period provided in Section 12(b)(iv) or Section 12(c)(i), as applicable, (if any) that extends beyond the COBRA Period over your cost of continued coverage for the COBRA Period; or (y) if not so permitted, the Company shall reimburse you for the excess of the cost of COBRA coverage over what would have been your cost of continued coverage for the COBRA Period under the applicable health insurance policies had you been permitted to continue coverage for the COBRA Period, and the excess of the cost of obtaining comparable health insurance coverage for the portion of the 24 month period provided in Section 12(b)(iv) or Section 12(c)(i), as applicable, (if any) that extends beyond the COBRA Period over what would have been your cost of continued coverage for the COBRA Period under the applicable health insurance policies had you been permitted to continue coverage for the COBRA Period; provided that, if you are a Specified Employee you will pay the full cost of any health coverage for which you would otherwise be reimbursed under clause (x) or (y), as applicable, during the six- month period following the date of your Separation from Service, with the full amount of such costs to be reimbursed to you on the first payroll date following the six-month anniversary of the date or your Separation from Service. If you obtain equivalent or better coverage elsewhere, this coverage will terminate.

(ii)If you would not otherwise be eligible to elect COBRA coverage, your coverage under the applicable health insurance policies maintained by the Company will remain in effect until the last day of the 24 month period provided in Section 12(b)(iv) or Section 12(c)(i), as applicable; provided that, if you are a Specified Employee you will pay the full cost of any such health coverage provided to you for the six-month period following the date of your Separation from Service, with the full amount of such costs to be reimbursed to you on the first payroll date following the six- month anniversary of the date or your Separation from Service. If you obtain equivalent or better coverage elsewhere, this coverage will terminate.

(d)Except as expressly provided in Section 21(c), any reimbursement payment or benefit under this agreement that is subject to Section 409A shall be administered and paid as follows: (i) the Company shall reimburse any expense or cost due to you pursuant to this Agreement, provided that you have submitted to the Company appropriate documentation evidencing the particular expense or cost as promptly as possible and in any event within 90 days after the end of the calendar year in which the expense is incurred by you; (ii) the Company shall pay for any benefits in kind provided pursuant to this Agreement and, provided that appropriate

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Exhibit 10.6

documentation evidencing the particular expense or cost is timely submitted in accordance with the requirements of clause (i), shall make any reimbursement due to you under this Agreement as promptly as possible, and in no event later than the last day of your taxable year following the taxable year in which the related expense was incurred; (iii) the amount of any reimbursement or in-kind benefit provided under this agreement in one taxable year shall not affect the amount of any reimbursement or in-kind benefit provided to you in any other taxable year; and (iv) no entitlement to any reimbursement or in-kind benefit provided under this Agreement shall be subject to liquidation or exchange for another benefit.

(e)It is intended that any payment, reimbursement or in-kind benefit under this Agreement be administered in a manner consistent with the requirements, where applicable, of Section 409A in a manner to avoid the imposition of immediate tax recognition and additional taxes pursuant to Section 409A. Neither the Company nor any of its directors, officers or employees shall have any liability to you in the event such Section 409A applies to any payment, reimbursement or in-kind benefit provided pursuant to this Agreement in a manner that results in adverse tax consequences for you or any of your beneficiaries or transferees.

23.	General Provisions.

(a)No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is approved by the Human Resources Committee of the Board and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Human Resources Committee to the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party, other than as set forth expressly in this Agreement. This Agreement codifies all of your entitlements before, during and following a termination of your employment with the Company and supersedes and replaces any and all prior agreements or understandings, whether written or oral, including but not limited to the Amended and Restated Employment Agreement, which may have existed with respect to the subject matter hereof or otherwise in relation to your employment or termination of employment with the Company. The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(c)You agree that you will abide by and adhere to all laws and rules and regulations of the various regulatory and/or self-regulatory organizations of which the Company or any of its affiliates or related entities are members, as well as all internal rules, regulations, policies and codes of conduct that the Company has established.

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Exhibit 10.6

(d)All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable U.S., Canadian or foreign, State, provincial or local laws or regulations.

(e)The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Delaware and, where applicable, the federal laws of the United States of America without regard to any conflicts or choice oflaw rule or principle that might otherwise refer construction or interpretation of this letter to the substantive law of another jurisdiction. In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. You may not assign this Agreement; however, the Company may assign this Agreement to any of its affiliates or successors.

(f)The parties have expressly requested that this Agreement be drafted in English. Les parties ont expressement requis que cette entente soit redigee en anglais.

If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this Agreement to one or both of us.

Sincerely,

DOMTAR CORPORATION

By:_ _ _ _ _ _ _ _ _ _ _ _ _ _ _By:- - - - - - - - - - - - - - -

Hardi WardhanaTom Shih

ACCEPTED AND AGREED

as of this /'IO ti/'$'!!' , 2021

John D. Williams

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Exhibit 10.6

Exhibit A Permitted Board Service

Owens Corning – Public Form Technologies – Private Camp Blue Skies – Non Profit

Palisades Episcopal School – Non Profit Charlotte Symphony Orchestra – Non Profit

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